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                                                                      EXHIBIT 11


                         MEDIRISK, INC. AND SUBSIDIARIES
              STATEMENTS OF COMPUTATION OF PER SHARE INCOME (LOSS)
                    (in thousands, except per share amounts)

                                                                              THREE MONTHS
                                                                             ENDED MARCH 31,
                                                                          1999             1998
                                                                         ------          -------
Net income (loss)                                                        $  684          $(4,126)
                                                                         ======          =======

Weighted average number of common shares outstanding                      7,391            4,495
                                                                         ======          =======
Net income (loss) per share of common stock - basic                      $ 0.09          $ (0.92)
                                                                         ======          =======

Shares used in net income (loss) per diluted share calculation:
    Weighted average number of common shares outstanding                  7,391            4,495
    Dilutive stock options                                                  425               --
                                                                         ------          -------
                                                                          7,816            4,495
                                                                         ======          =======
Net income (loss) per share of common stock - diluted                    $ 0.09          $ (0.92)
                                                                         ======          =======



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